Exhibit 4.4

Amendment Number 3

to

PCS U.S. Employees’ Savings Plan for Collectively Bargained Employees

(As Amended and Restated Effective as of January 1, 2012)

WHEREAS, PCS Administration (USA), Inc, (“Sponsor”) is the sponsor of the PCS U.S. Employees’ Savings Plan for Collectively Bargained Employees (“Plan”), a qualified defined contribution plan maintained pursuant to Section 401(a) of the Internal Revenue Code of 1986, as amended;

WHEREAS, the Sponsor desires to amend the Plan in order to implement certain terms of the 2013 White Springs Agricultural Chemicals, Inc. Involuntary Severance Pay Plan for Union Employees; and

WHEREAS, pursuant to Article 14 of the Plan, the Sponsor may amend the Plan at any time and has authorized the undersigned officer to execute this Amendment.

NOW, THEREFORE, BE IT RESOLVED, effective as of the execution date of this Amendment, the Plan is amended by adding the following new Supplement D to the Plan:

“Supplement D. 2013 White Springs Agricultural Chemicals, Inc. Involuntary Severance Pay Plan for Union Employees

D.1 Covered Participants. A participant in this Supplement (a “Supplement D Participant”) is a Plan Participant employed by White Springs Agricultural Chemicals, Inc. who (i) is notified of his or her involuntary termination and eligibility to participate in the 2013 White Springs Agricultural Chemicals, Inc. Involuntary Severance Pay Plan for Union Employees (the “2013 Involuntary Severance Plan”); and (ii) executes and does not later revoke a waiver and release agreement under the 2013 Involuntary Severance Plan. The determination of who is eligible to be a Supplement D Participant shall be made in the sole discretion of the Plan Administrator.

D.2 Vesting. Any Supplement D Participant who is not 100% fully vested in his Plan Accounts will become 100% fully vested upon termination of employment.

D.3 Compensation. Any severance pay or additional compensation paid to a Supplement D Participant under the 2013 Involuntary Severance Plan shall not be Compensation for the purpose of determining any type of contributions or benefits under the Plan. This Section shall not apply to any notice pay received by a Supplement D Participant pursuant to the Worker Adjustment and Retraining Notification Act (WARN).”

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[signature page to follow]

IN WITNESS WHEREOF, the Sponsor has caused this Amendment to be executed on its behalf by its duly authorized officer effective as of the 2 day of December, 2013.

PCS Administration (USA), Inc.

By:	/s/ Lee Knafelc
Lee Knafelc
V.P., Human Resources & Administrator

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